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                                                                      EXHIBIT 11
                                 BHA GROUP, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                     THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                          MARCH 31,                             MARCH 31,
                                               ------------------------------         -----------------------------
                                                   1996               1995               1996               1995
                                                   ----               ----               ----               ----

Net earnings                                    $1,740,535         $1,580,697         $3,246,166         $2,991,654
Weighted average number of common
     and common stock equivalent
     shares:

         Weighted average number of
              outstanding common shares          5,464,469          5,665,285          5,462,287          5,814,814

         Dilutive effect (excess of number
           of shares issuable over number of
           shares assumed to be repurchased
           with the proceeds of exercised
           options based on the average
           market price during the period)         130,435            120,108            131,490            117,800
                                              ---------------    ---------------     --------------     --------------
                                                 5,594,904          5,785,393          5,593,777          5,932,614

Earnings per common and common
     stock equivalent shares:                         $.31               $.27               $.58               $.50
                                              ---------------    ---------------     --------------     --------------

Weighted average number of common and common
 stock equivalent shares, assuming
     full dilution:

     Additional dilutive effect (reduction
      in number of shares assumed to be
      repurchased with the proceeds of
      exercised stock options based on the
      end of the period market price of
      the stock, if higher than the
      average price)                                --                   --               --                 --
                                              ---------------    ---------------     --------------     --------------
                                                 5,594,904          5,785,393          5,593,777          5,932,614
                                              ---------------    ---------------     --------------     --------------

Earnings per common and common
     stock equivalent shares assuming
     full dilution:                                   $.31               $.27               $.58               $.50
                                              ---------------    ---------------     --------------     --------------

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